                                                                    EXHIBIT 99.6

[PRIMA ENERGY CORPORATION LOGO]

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
             THIRD QUARTER RESULTS AND PROVIDES UPDATE ON ACTIVITIES

Denver, November 12, 2002/PRNewswire-First Call/--Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its results for the quarter and nine months ended September 30, 2002 and provided an update of its operating activities and commodity hedging transactions.

RESULTS OF OPERATIONS FOR THE THREE- AND NINE- MONTH PERIODS ENDED SEPTEMBER 30, 2002

Quarter Ended September 30, 2002

Prima reported third quarter 2002 net income of $1,026,000, or $0.08 per diluted share, compared to third quarter 2001 net income of $7,067,000, or $0.54 per diluted share. The Company reported cash flows from operating activities before changes in operating assets and liabilities totaling $3,608,000 in the third quarter of 2002, compared to $9,214,000 in the comparable quarter of 2001.

Operating results for the third quarter of 2002 included a $143,000 net loss on derivatives that were not accounted for as hedges. This amount was comprised of $332,000 of net payments on settled positions and $189,000 of unrealized gains recorded on mark-to-market adjustments. By comparison, due to a sizable NYMEX gas forward-sale position and low futures prices at the end of September 2001, $5,552,000 of gains on derivatives instruments were recorded in the third quarter of 2001, comprised of $577,000 of realized gains and an additional $4,975,000 of unrealized gains from mark-to-market adjustments. Including the respective gains and losses on derivatives, revenues totaled $7,432,000 in the three months ended September 30, 2002 and $17,175,000 in the comparable quarter of 2001.

Oil and gas sales reported for the third quarter of 2002 totaled $5,455,000, compared to $9,163,000 for the same quarter in 2001, for a decrease of 40%. The decline was attributable to the combined effects of a 16% year-over-year decline in production volumes and a 29% reduction in average realized oil and gas prices (including the impact of derivatives accounted for as hedges).

Prima's natural gas production declined by 18% year-over-year, from 2,456,000 Mcf in the third quarter of 2001 to 2,002,000 Mcf in the latest quarter. The 2001 quarter included a contribution of 476,000 Mcf from the Company's Stones Throw coal bed methane ("CBM") property, which was sold in March 2002. After giving effect to the Stones Throw sale, gas production increased modestly. Oil production totaled 96,000 barrels in the third quarter of 2002, compared to 105,000 barrels in the same quarter of 2001, for a decrease of 9%. On an equivalent unit basis, the Company's production declined from 3,088,000 Mcfe in the third quarter of 2001 to 2,577,000 Mcfe in the recent quarter. The declines reflected the sale of the Stones Throw CBM property, a relatively high level of activity last year in response to a strong commodity price environment during the first half of 2001, and a reduced level of drilling and re-stimulation activities since mid-2001 due to lower gas prices. In comparison to the preceding quarter, which was the first full period after the Stones Throw sale, third quarter 2002 production increased by 13%, due to initial production from the Porcupine-Tuit CBM property and higher net production from wells in the Denver Basin resulting from recent well activities and reduced line pressures.

The average price received for natural gas production during the three months ended September 30, 2002 was $1.50 per Mcf, compared to $2.57 per Mcf in the three months ended September 30, 2001, representing a decrease of $1.07 per Mcf or 42%. Average prices received for oil during the same periods were $25.50 and $26.96 per barrel, respectively, for a year-over-year decrease of $1.46 per barrel or 5%. On an Mcf equivalent basis, the average price received for the Company's production was $2.12 for the three months ended September 30, 2002 compared to $2.97 for the three months ended September 30, 2001. Hedging losses on oil of $254,000 were included in oil and gas revenues in the third quarter of 2002 and had the effect of decreasing average price realizations by $2.66 per barrel or $0.10 per Mcfe. Gains on oil and gas hedges aggregating $1,575,000 were included in oil and gas revenues during the third quarter of 2001, and had the effect of increasing average price realizations during the period by $0.61 per Mcf of natural gas, $0.57 per barrel of oil and $0.51 per Mcfe.

Prima's total production was 78% natural gas and 22% oil in 2002, compared to 80% gas and 20% oil in the prior-year period. Approximately 55% of the Company's total oil and gas revenues in the third quarter of 2002 were derived from natural gas sales, compared to 69% in the third quarter of 2001.

Depletion expense was $0.90 per Mcfe in the third quarter of 2002 and in the comparable period of 2001. Lease operating expenses averaged $0.27 per Mcfe produced in the 2002 quarter and $0.28 per Mcfe in the 2001 quarter. Production taxes were $0.17 and $0.21 per Mcfe in the 2002 and 2001 quarters, respectively, reflecting higher product prices in 2001. Total lifting costs (LOE plus production taxes) equaled 21% of oil and gas revenues in the third quarter of 2002 compared to 16% in the third quarter of 2001.

Oilfield service revenues from third parties totaled $1,964,000 in the quarter ended September 30, 2002 compared to $2,223,000 in the quarter ended September 30, 2001, for a decrease of $259,000, or 12%. The decline in revenues was attributable to reduced demand for oilfield services in the current year, impacting both equipment utilization and billing rates. The decline was partially offset by an increase in the portion of activities conducted for third parties, to 78% in the recent quarter, as compared to 66% in the same period last year. Costs of oilfield services provided to third parties were $1,642,000 in 2002 compared to $1,373,000 in 2001, for an increase of $269,000, or 20%. The increase in costs was due to the larger portion of service company operations that were conducted on behalf of third parties. Oilfield service revenues and costs relating to operations conducted on behalf of Prima are eliminated in consolidation.

The provision for income taxes recorded in the current quarter was equivalent to 16% of income before income taxes, compared to 31% in the prior year's quarter, due primarily to permanent differences, such as Section 29 tax credits and statutory depletion, that did not decline proportionately with pre-tax income.

Nine Months Ended September 30, 2002

For the nine months ended September 30, 2002, Prima reported net income of $2,294,000, or $0.17 per diluted share, compared to net income of $21,414,000, or $1.62 per diluted share, for the nine months ended September 30, 2001. The prior year included $611,000 of net income ($0.05 per diluted share) from the cumulative effect of adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Cash flows from operating activities before changes in operating assets and liabilities totaled $14,524,000 in the first nine months of 2002 compared to $33,523,000 in the first nine months of 2001. A large reversal of book-tax timing differences reported earlier this year resulted in the current income tax provision for the nine months ended September 30, 2002 of $1,163,000 significantly exceeding the total tax provision of $340,000.

The results for the first nine months of 2002 included a $2,780,000 net loss on derivatives not accounted for as hedges, comprised of $1,720,000 of net receipts on settled positions and $4,500,000 of losses recorded on mark-to-market adjustments. By comparison, results for the first nine months of 2001 included an aggregate $5,552,000 net gain on such derivatives, comprised of $577,000 of realized gains and an additional $4,975,000 of unrealized gains from mark-to-market adjustments. A substantial portion of the mark-to-market gains recorded in the third quarter of 2001 related to derivatives contracts maturing in 2002, and at the end of last year Prima's derivatives positions had a fair value of $4,472,000. As NYMEX gas prices subsequently recovered, some previously recorded mark-to-market gains were reversed giving rise to a large portion of the unrealized mark-to-market losses reported in 2002. Including the respective gains and losses on derivatives, revenues totaled $21,557,000 in the nine months ended September 30, 2002 and $49,833,000 in the comparable period of 2001.

Oil and gas sales reported for the first nine months of 2002 totaled $17,460,000, compared to $37,429,000 for the same period in 2001, for a decrease of 53%. The decline was attributable to the combined effects of a 14% year-over-year decline in production volumes and a 46% decrease in average prices realized per equivalent unit of oil and gas production (including the impact of derivatives accounted for as hedges).

Prima's net natural gas production during the first nine months of 2002 and 2001 totaled 5,834,000 Mcf and 6,775,000 Mcf, respectively, reflecting a decrease of 941,000 Mcf, or 14%. The Stones Throw CBM property contributed 768,000 Mcf of production in the 2001 period and 298,000 Mcf of production in 2002 before its sale in March. Net oil production was 279,000 barrels and 328,000 barrels for the same nine-month periods, representing a decrease of 49,000 barrels or 15%. On an equivalent unit basis, Prima's production decreased from 8,745,000 Mcfe in the first nine months of 2001 to 7,507,000 Mcfe during the same period in 2002. The decreases reflect the impact of the Stones Throw property disposition, and reduced drilling and recompletion activities during the second half of 2001 and first half of 2002.

The average price received for natural gas production during the nine months ended September 30, 2002 was $1.85 per Mcf, compared to $4.18 per Mcf for the nine months ended September 30, 2001, representing a decrease of $2.33 per Mcf or 56%. Average prices received for oil during the same periods were $23.90 and $27.68 per barrel, respectively, for a year-over-year decrease of $3.78 per barrel or 14%. On an Mcf equivalent basis, the average price received for the Company's production was $2.33 for the nine months ended September 30, 2002 compared to $4.28 for the nine months ended September 30, 2001. Hedging losses on oil of $413,000 were included in oil and gas revenues for the nine months of 2002 and had the effect of decreasing average price realizations by $1.48 per barrel or $0.05 per Mcfe. Gains on oil and gas hedges aggregating $2,825,000 were included in oil and gas revenues for the first nine months of 2001, and had the effect of increasing average price realizations during the period by $0.41 per Mcf of natural gas, $0.26 per barrel of oil and $0.32 per Mcfe.

Prima's total production in the first nine months of 2002 was 78% natural gas and 22% oil, compared to 77% gas and 23% oil in the prior-year period. Approximately 62% of total oil and gas revenues in 2002 were derived from natural gas sales, compared to 76% in 2001.

Depletion expense for oil and gas properties was $0.90 per Mcfe during the first nine months of 2002, compared to $0.73 per Mcfe produced during the first nine months of 2001, reflecting an increase in the rate in mid-2001. LOE incurred during the nine months ended September 30, 2002 averaged $0.30 per Mcfe produced, compared to $0.27 per Mcfe for the nine months ended September 30, 2001. Production taxes per Mcfe averaged $0.19 and $0.33, respectively, for the same periods, reflecting higher product prices in 2001. Total lifting costs (LOE plus production taxes) equaled 21% of oil and gas revenues during the first nine months of 2002, compared to 14% during the same period in 2001.

General and administrative expenses decreased $435,000, or 15%, for the nine months ended September 30, 2002, compared to the prior period, due to higher reimbursements from third parties and increased amounts capitalized.

Reflecting an increased portion of activities conducted for third parties, oilfield service revenues grew by 7%, from $6,005,000 in the first nine months of 2001 to $6,403,000 during the latest nine-month period, despite lower equipment utilization and billing rates. Costs of oilfield services were $5,122,000 for the nine months ended September 30, 2002, compared to $3,886,000 for the same period of 2001, an increase of $1,236,000 or 32%, due to the higher portion of costs incurred associated with operations for third parties. For the nine months ended September 30, 2002, 84% of fees billed by the service companies were for third parties, compared to 63% during the nine months ended September 30, 2001.

COMMODITY HEDGING

Prima realized net settlement losses totaling $227,000 on derivatives positions closed out during October and November 2002. At the close of business on November 8, 2002, open oil and gas derivatives instruments showed net unrealized losses aggregating $129,000, as follows:

                                                    Market        Total Volumes                         Unrealized
Time Period                                         Index        (MMBtu or Bbls)          Price         Gain (Loss)
-----------                                         ------       ---------------          -----         -----------
Natural Gas
     December 2002............................      NYMEX             100,000             $3.267       $  (64,000)

     January - March 2003.....................      NYMEX             250,000              3.426         (139,000)

Crude Oil
     December 2002............................      NYMEX              10,000             29.730           40,000

     January - February 2003..................      NYMEX              10,000             28.350           34,000
                                                                                                       -----------
Total Unrealized Losses.......................                                                         $ (129,000)
                                                                                                       ==========

OPERATING AND INVESTMENT ACTIVITIES

As previously reported, Prima budgeted approximately $25 million for exploration and development activities during 2002. Scheduled investment activities have been weighted toward the later part of the year to benefit from expected improvements in gas prices and service costs. The timing of investments has also been influenced by availability of drilling permits on federal lands and ongoing efforts to coordinate development of CBM properties with other operators to realize efficiencies.

During the first nine months of 2002, Prima invested $12,160,000 in oil and gas properties, including $10,653,000 on well costs and other development activities and $1,507,000 on undeveloped acreage. Well costs and other development expenditures were incurred principally in: drilling four (3.4 net) wells in the Denver Basin, 31 (28.9 net) CBM wells in the Powder River Basin and one (0.1 net) well in the Cave Gulch Field in the Wind River Basin; refracturing or recompleting 29 (25.7 net) wells in the Denver Basin; and building infrastructure for the Porcupine-Tuit CBM project. All of the drilling, refracturing and recompletion operations conducted in 2002 through September have been successful and the wells have been placed or re-placed on production, or are scheduled for hook-up.

During the first nine months of 2002, the Company also expended $496,000 for other property and equipment and $1,669,000 for the purchase of approximately 81,000 shares of treasury stock. During the period, Prima realized approximately $13,544,000 of net proceeds from the sale of oil and gas properties, most of which related to the Stones Throw CBM property and related assets sold in the first quarter. As a result, the Company's net working capital increased from $28,122,000 at the end of 2001 to $37,446,000 at September 30, 2002. Net working capital at the end of September 2002 included $38,941,000 of cash equivalents and short-term investments, and the Company continues to be free of long-term debt. This strong financial condition provides the Company considerable flexibility in responding to opportunities and scheduling capital investments to take advantage of market conditions.

Approximately one-half of Prima's planned 2002 investment activities are scheduled for the final quarter of the year. These include participating in drilling approximately 12 development wells in the Denver Basin, 27 CBM wells in the Powder River Basin, four exploitation wells in the Cave Gulch Field in the Wind River Basin, and one exploratory well on the Wasatch Plateau. Additional activities planned for the fourth quarter include expansion of infrastructure on the Porcupine-Tuit CBM project in the Powder River Basin, and conducting approximately 10 refracturing or recompletion operations in the Denver Basin.

Prima commenced production in late July 2002 from the 27 Wyodak coal bed wells that had been drilled through mid-year in the Porcupine-Tuit project area. Production rates from these wells, which comprised the first phase of development at Porcupine-Tuit, have generally increased as de-watering has occurred and compression capacity has been added. The Porcupine-Tuit wells produced an aggregate 317 MMcf of gross gas (222 MMcf net) in the quarter ended September 30, 2002, and at the end of October were producing at a combined average gross rate of approximately 10 MMcf per day. We have also now completed drilling all 35 wells planned for phase two of this project and plan to hook up 31 of these wells in the current quarter. We intend to hook-up the remaining four wells during the first half of 2003, along with wells scheduled to be drilled during the third phase of development at Porcupine-Tuit. This next phase will commence as soon as practicable after approvals are received for 26 drilling permits for which applications have been submitted. We anticipate that these permits will be issued near the end of the year. Prima's net working and revenue interests in the 88 wells that will comprise these three development phases at Porcupine-Tuit average approximately 91% and 77%, respectively.

During July 2002, we drilled the first four of 14 wells scheduled to be drilled in the current year within the Kingsbury CBM project area. In October, we commenced drilling the remaining ten wells included in this program, which represents Prima's first deep-coal pilot project, designed to begin testing two coals found at depths between 1,500 feet and 2,000 feet. We anticipate having all 14 of these wells, and two similar test wells drilled at Kingsbury in 2001, on pump by year-end, but do not expect to see gas production for some period of time as de-watering occurs. These deeper coals have not yet been extensively developed in the area.

During the third quarter of 2002, a third-party drilled and set pipe on the Miller Federal #7-4 test well on the Merna Prospect in Sublette County, Wyoming. Operations were then temporarily suspended pending completion and hook-up of the well to a sales line. This well targeted the Cretaceous Lance and Mesaverde formations, which are under extensive development on the Pinedale Anticline, located ten to 30 miles to the southeast. The operator of the well recently completed installation of a 35-mile natural gas pipeline to facilitate extended production testing of the well, and has resumed operations to complete the well with a series of fracture stimulations. Production is expected to commence before year-end. Prima owns a 3% overriding royalty and a 12.5% after-payout reversionary interest in the Miller Federal #7-4 exploratory well and also retains interests ranging from 12.5% to 50% in approximately 72,000 gross undeveloped acres in the greater Merna area.

Prima owns approximately 74,000 gross (71,000 net) acres within its Coyote Flats Prospect, located on the Wasatch Plateau, 15 to 25 miles northwest of Price, Utah. The primary exploratory objectives at Coyote Flats are coal bed sequences in the Emery formation, and the Ferron sandstone, both found in the Cretaceous section. Prima commenced drilling the Scofield-Thorpe #22-41, a 100%-owned exploratory test well on the Coyote Flats Prospect, on September 13. Difficulties encountered while drilling have significantly extended the drilling time for the well and approximately doubled the projected cost of the completed well from the initial estimate of $900,000. As of November 10, the well had been drilled to a total depth of 4,192 feet and had encountered 17 Emery coal seams ranging in thickness from four feet to 18 feet, and aggregating approximately 120 net feet of coal. Based on mud-log gas shows and very preliminary analyses of data from cores samples taken while drilling, approximately 40 total feet of coals in six seams in the Emery section appear to have higher gas content and greater prospectivity at this location than the other 80 feet of coals found. Additional work will be required to assess whether the Emery coal can be commercially developed. Current plans are to continue drilling to a total depth of approximately 6,200 feet to evaluate the Ferron sand.

With respect to current quarter operations, the Company is projecting that oil and gas production will increase from levels reported for the quarter ended September 30, 2002 by between 5% and 9%, primarily due to increased contributions expected from the Porcupine-Tuit property. This estimate is dependent upon achieving projections for commencement dates for production from new wells at Porcupine-Tuit, performance of the new wells, and other production estimates. Prima is also expecting improved average price realizations for oil and gas sales in the current period, relative to the recent quarter, based upon substantial recent improvements in Rocky Mountain gas prices, coincident with colder weather. The CIG index has improved from an average of $1.29 per MMBtu for the three months in the quarter ended September 30, 2002 and $1.20 per MMBtu in October, to $2.96 per MMBtu in November 2002. Lease operating expenses per unit of production are also expected to increase in the current quarter to between $0.30 and $0.35 per Mcfe, due to start-up expenses on Porcupine-Tuit and increased discretionary repairs and maintenance in response to improved gas markets.

CONFERENCE CALL

Prima will hold a conference call on Tuesday, November 12, 2002, at 9:00 a.m. MST to review its third quarter earnings and operating results. Interested parties may access the conference call by dialing 1-800-233-2795 and providing reservation number S750. Replays will be available from noon MST, November 12, 2002 until 10:00 p.m. November 19, 2002, by dialing 1-800-938-0998 (no reservation number necessary). In addition, the conference call will be web-cast live over the Internet by following the link from Prima Energy's website at www.primaenergy.com. To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

This press release contains projections or forward-looking statements, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, anticipated production commencement dates, and future oil and gas prices. The words "budget," "expect," "plan," "project," "intend," or "anticipate" and similar expressions identify forward-looking statements. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.




NASDAQ Symbol:  PENG

Contacts:  Richard H. Lewis, President and Chief Executive Officer
           Neil L. Stenbuck, Executive Vice President and Chief Financial
             Officer

Telephone Number:  (303) 297-2100
Website:  www.primaenergy.com

Financial data follows. In addition, a copy of the Company's Form 10-Q for the quarter ended September 30, 2002 and Form 10-K for the year ended December 31, 2001 are, or will be, available on the Company's Website at www.primaenergy.com.

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                    Three Months Ended                  Nine Months Ended
                                                                       September 30,                      September 30,
                                                               --------------------------------   --------------------------------
                                                                    2002             2001              2002             2001
                                                               --------------    --------------   --------------    --------------

REVENUES
Oil and gas sales ..........................................   $    5,455,000    $    9,163,000   $   17,460,000    $   37,429,000
Gains (losses) on derivatives instruments, net .............         (143,000)        5,552,000       (2,780,000)        5,552,000
Oilfield services ..........................................        1,964,000         2,223,000        6,403,000         6,005,000
Interest, dividend and other income ........................          156,000           237,000          474,000           847,000
                                                               --------------    --------------   --------------    --------------
                                                                    7,432,000        17,175,000       21,557,000        49,833,000
                                                               --------------    --------------   --------------    --------------
EXPENSES
Depreciation, depletion and amortization:
     Depletion of oil and gas properties ...................        2,320,000         2,779,000        6,757,000         6,399,000
     Depreciation of property and equipment ................          323,000           462,000          966,000         1,040,000
Lease operating expense ....................................          701,000           869,000        2,277,000         2,319,000
Ad valorem and production taxes ............................          448,000           635,000        1,413,000         2,928,000
Cost of oilfield services ..................................        1,642,000         1,373,000        5,122,000         3,886,000
General and administrative .................................          772,000           815,000        2,388,000         2,823,000
                                                               --------------    --------------   --------------    --------------
                                                                    6,206,000         6,933,000       18,923,000        19,395,000
                                                               --------------    --------------   --------------    --------------
Income Before Income Taxes and Cumulative Effect
   of Change in Accounting Principle .......................        1,226,000        10,242,000        2,634,000        30,438,000
Provision for income taxes .................................          200,000         3,175,000          340,000         9,635,000
                                                               --------------    --------------   --------------    --------------
Net Income Before Cumulative Effect of Change in
   Accounting Principle ....................................        1,026,000         7,067,000        2,294,000        20,803,000
Cumulative effect of change in accounting principle ........               --                --               --           611,000
                                                               --------------    --------------   --------------    --------------
NET INCOME .................................................   $    1,026,000    $    7,067,000   $    2,294,000    $   21,414,000
                                                               ==============    ==============   ==============    ==============
Basic Net Income per Share Before Cumulative Effect
   of Change in Accounting Principle .......................   $         0.08    $         0.56   $         0.18    $         1.63
Cumulative effect of change in accounting principle ........               --                --               --              0.05
                                                               --------------    --------------   --------------    --------------
BASIC NET INCOME PER SHARE .................................   $         0.08    $         0.56   $         0.18    $         1.68
                                                               ==============    ==============   ==============    ==============
Diluted Net Income per Share Before Cumulative
   Effect of Change in Accounting Principle ................   $         0.08    $         0.54   $         0.17    $         1.57
Cumulative effect of change in accounting principle ........               --                --               --              0.05
                                                               --------------    --------------   --------------    --------------
DILUTED NET INCOME PER SHARE ...............................   $         0.08    $         0.54   $         0.17    $         1.62
                                                               ==============    ==============   ==============    ==============
Weighted Average Common Shares Outstanding .................       12,772,513        12,704,951       12,768,043        12,731,488
                                                               ==============    ==============   ==============    ==============
Weighted Average Common Shares Outstanding
   Assuming Dilution .......................................       13,221,889        13,181,402       13,261,851        13,224,053
                                                               ==============    ==============   ==============    ==============

PRODUCTION:
     Natural gas (Mcf) .....................................        2,002,000         2,456,000        5,834,000         6,775,000
     Oil (barrels) .........................................           96,000           105,000          279,000           328,000
     Net equivalent units (Mcfe) ...........................        2,577,000         3,088,000        7,507,000         8,745,000

AVERAGE PRICES:
     Natural gas (per Mcf) .................................   $         1.50    $         2.57   $         1.85    $         4.18
     Oil (per barrel) ......................................   $        25.50    $        26.96   $        23.90    $        27.68
     Net equivalent units (per Mcfe) .......................   $         2.12    $         2.97   $         2.33    $         4.28


                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                          September 30,      December 31,
                                                                              2002               2001
                                                                         ---------------    ---------------
                                                                           (Unaudited)

ASSETS
     Current assets ..................................................   $    46,415,000    $    38,158,000
     Oil and gas properties, net .....................................        82,432,000         90,572,000
     Property and equipment, net .....................................         4,892,000          5,433,000
     Other assets ....................................................         1,291,000          1,281,000
                                                                         ---------------    ---------------
                                                                         $   135,030,000    $   135,444,000
                                                                         ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .............................................   $     8,969,000    $    10,036,000
     Ad valorem taxes, non-current ...................................         1,469,000          3,302,000
     Deferred income taxes ...........................................        21,244,000         20,366,000
     Stockholders' equity ............................................       103,348,000        101,740,000
                                                                         ---------------    ---------------
                                                                         $   135,030,000    $   135,444,000
                                                                         ===============    ===============



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                         ----------------------------------
                                                                              2002                 2001
                                                                         ---------------    ---------------


OPERATING ACTIVITIES
Net income ...........................................................   $     2,294,000    $    21,414,000
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation, depletion and amortization ........................         7,723,000          7,439,000
     Deferred income taxes ...........................................          (823,000)         9,193,000
     Unrealized losses (gains) on derivatives instruments ............         4,500,000         (4,975,000)
     Other ...........................................................           830,000            452,000
     Net changes in operating assets and liabilities .................        (1,078,000)         4,356,000
                                                                         ---------------    ---------------
            Net cash provided by operating activities ................        13,446,000         37,879,000
                                                                         ---------------    ---------------
INVESTING ACTIVITIES
Proceeds from sales of oil and gas properties ........................        13,544,000             57,000
Additions to oil and gas properties ..................................       (12,160,000)       (27,811,000)
Purchases of other property, net .....................................          (496,000)        (4,259,000)
Proceeds from sales of available for sale securities, net ............           692,000             73,000
                                                                         ---------------    ---------------
            Net cash provided by (used in) investing activities ......         1,580,000        (31,940,000)
                                                                         ---------------    ---------------

NET FINANCING ACTIVITIES .............................................        (1,192,000)        (2,974,000)
                                                                         ---------------    ---------------
INCREASE IN CASH AND CASH EQUIVALENTS ................................        13,834,000          2,965,000
CASH AND CASH EQUIVALENTS, beginning of period .......................        23,337,000         20,382,000
                                                                         ---------------    ---------------

CASH AND CASH EQUIVALENTS, end of period .............................   $    37,171,000    $    23,347,000
                                                                         ===============    ===============